Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth
Financial Corporation

DATE:	March 16, 2009

FIRST COMMONWEALTH DECLARES QUARTERLY DIVIDEND

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) has declared a first quarter dividend of $0.12 per share payable on April 15, 2009, to shareholders of record at the close of business March 31, 2009. This quarter’s dividend represents a decrease from the prior quarterly dividend of $0.17 per share. The dividend yield, utilizing March 13, 2009 closing price of $8.25, was 5.82%.

“First Commonwealth’s Board of Directors believes that it is prudent and in the best long-term interests of our shareholders to preserve our capital during this time of unprecedented uncertainty and market volatility,” said David S. Dahlmann, Chairman. “This decision was difficult, but given that our dividends exceeded earnings over the past two years, we believe the reduced dividend rate strikes an appropriate balance between a generous return to shareholders and a disciplined approach to capital management. We estimate this dividend reduction will retain approximately $17 million in capital annually. The availability of this capital will support continued growth in loans and the strategic expansion of our franchise while fortifying our balance sheet during the current economic and financial industry downturn. This disciplined approach is being extended to our overall governance practices in order to create greater value to our fellow shareholders.”

“As reflected in our 2008 results, we are focused on building a foundation for long-term and sustainable growth in core earnings,” stated John J. Dolan, President and CEO. “First Commonwealth believes a dividend reduction at this time is the responsible decision to make so we can continue our momentum in growing core earnings despite uncertainties such as mark-to-market accounting for investments, the proposed increases in FDIC insurance premiums and assessments and the possibility of continued weakness in the economy. As an additional means of capital preservation, we are reevaluating our cost structure for savings that we believe would not impede our strategy for growth. These expense reductions will include, but not be limited to, the elimination of certain executive fringe benefits and the voluntary suspension of executive bonuses generated through the 2009 annual incentive plan.”

First Commonwealth also announced a change to the schedule for the declaration and payment of quarterly cash dividends on shares of its common stock. Beginning with the dividend for the second quarter of 2009, dividends will be announced in proximity with the release of quarterly earnings and will be payable approximately 30 days after the historical payment dates. As a result, dividends, which are declared at the discretion of the Board of Directors, subject to applicable legal and regulatory restrictions, in 2009 will be paid in January, April, August, and November. In 2010 and beyond, dividends will be paid in February, May, August, and November. This change will allow the Board of Directors to review the financial condition and results of operations for the most recently completed quarter prior to declaring a dividend.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about future dividend payments, potential cost savings, growth opportunities and the impact of deteriorating economic and industry conditions upon our business. These can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations. These plans, strategies and expectations are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things:

•	Deepened or prolonged weakness in economic and business conditions, nationally and in First Commonwealth’s market areas, which could increase credit-related losses and expenses and limit growth;

•	Further declines in the market value of investment securities that are considered to be other-than-temporary, which would negatively impact First Commonwealth’s earnings and capital levels;

•	Increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

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Reduced wholesale funding capacity or higher borrowing costs due to capital constraints at the Federal Home Loan Bank, which would reduce First Commonwealth’s liquidity and negatively impact earnings and net interest margin;

•	Fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

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Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations;

•	The inability to successfully execute First Commonwealth’s strategic growth initiatives, which could limit future revenue and earnings growth; and

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: First Commonwealth Financial Corporation

Investor Relations: Edward J. Lipkus III, Executive Vice President and Chief Financial Officer 724-349-7220 or 1-800-331-4107

Media: Susie Barbour, Communications & Media Relations Supervisor 724-463-5618

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